EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President & CEO                Pressure BioSciences, Inc.
R. Wayne Fritzsche, Chairman                                  (508) 580-1818 (T)

              PRESSURE BIOSCIENCES, INC. PROVIDES CORPORATE UPDATE


West Bridgewater, MA, April 3, 2006 - Pressure BioSciences, Inc. (NASDAQ: PBIO) today provided an update on corporate activities of the past several months, including the announcement of two additions and one promotion to its senior management staff.

Richard T. Schumacher, Founder, President, and CEO of PBI said: "We are pleased to announce that Mr. Edward H. Myles has been hired as our new Vice President of Finance and Chief Financial Officer; Dr. Nathan P. Lawrence has been promoted to the newly created position of Vice President of Marketing and Business Development; and Dr. Alexander V. Lazarev has been hired as Director of Research and Development, a position that became vacant following the promotion of Dr. Lawrence."

Mr. Schumacher continued: "In addition to these important senior management changes, several additional events have occurred over the past several months that have served to strengthen our balance sheet and help solidify the overall health of our company, specifically: (1) we have received the remaining escrow funds from the SeraCare transaction (approximately $1.1 million); (2) we have received approximately $518,000 from the sale of 57,900 shares of Panacos Pharmaceuticals; (3) we have secured state-of-the-art laboratory space for our R&D activities in Woburn Massachusetts; (4) we have begun working with collaborators who are recognized experts in the areas of forensics, anti-bioterrorism, and agriculture; and (5) we have reported financial results in our Form-10KSB that were in line with internal expectations. As a company, we look forward to the future with excitement and anticipation."

About Mr. Edward H. Myles

Mr. Myles has more than 12 years of finance and accounting experience, most recently as Controller for EMD Pharmaceuticals, a wholly-owned affiliate of Merck KGaA. Prior to EMD, Mr. Myles held various financial positions at SG Cowen Securities Corporation, Boston Biomedica, and PricewaterhouseCoopers. Mr. Myles became a CPA in 1996, and earned a B.S.B.A. in accounting and finance from the University of Hartford and an MBA from Washington University in St. Louis.

About Dr. Nathan P. Lawrence

Dr. Lawrence was Director of Research and Development at Pressure BioSciences prior to his promotion to Vice President of Marketing and Business Development. Prior to PBI, Dr. Lawrence held various scientific positions at 454 Life Sciences, Boston Biomedica, Becton Dickinson, and Gene-Trak Systems. Dr. Lawrence earned his B.A. at the University of Miami, his M.S. at Southern Connecticut State University, and his Ph.D. at Yale University.

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About Dr. Alexander V. Lazarev

Dr. Lazarev was most recently Director of New Technology Development at Proteome Systems, Inc. (PSI). Prior to PSI, Dr. Lazarev held various scientific positions at Genomic Solutions, Inc., PhytoChem Technologies, Inc., Ohio State University School of Medicine, and the Uniformed Services University of Health Sciences. Dr. Lazarev earned his undergraduate and graduate degrees at the University of Kazan, Russian Federation.

About Pressure BioSciences, Inc.

Pressure BioSciences, Inc. (PBI) is a publicly traded, early-stage company focused on the development of a novel technology called Pressure Cycling Technology (PCT). PCT uses cycles of hydrostatic pressure between ambient and ultra-high levels (up to 35,000 psi and greater) to control bio-molecular interactions. PBI currently holds 13 US and 4 foreign patents covering multiple applications of PCT in the life sciences field, including in such areas as genomic and proteomic sample preparation, pathogen inactivation, the control of enzymes, immunodiagnostics, and protein purification.

Forward Looking Statements

Statements contained in this press release regarding the Company's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company's expectations about the future. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to: fluctuations in the Company's financial and operating results, which could adversely affect the Company's cash flow; uncertainties inherent in the development of new products, including the Company's new Bench Top PCT instrument, including technical risks, cost overruns, and manufacturing and other delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; the risk that the Company's products will not achieve market acceptance; the risk that the Company will not be able to increase demand or sales for its products; the risk that the Company will face adverse changes in the Company's liquidity and capital resources; the risk that the Company will be unable to attract and retain qualified personnel; the risk that the hiring of Mr. Myles and Dr. Lazarev and the promotion of Dr. Lawrence may not benefit the Company; declines in the market price of the Company's common stock; declines in the market price of Panacos Pharmaceuticals common stock; the risk that the Company's shares of Panacos Pharmaceuticals common stock held in escrow may not be released to the Company in September 2006; the risk that loans from the Company may not be repaid; changes in the capital markets; competition; general and industry-specific economic conditions; and the other risks and uncertainties discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2005 and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.


           Visit us at our website http://www.pressurebiosciences.com

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